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                                                                    EXHIBIT 14.1

                                 Code of Ethics

                       For the Principal Executive Officer
                          And Senior Financial Officers
                                       Of
                                GB Holdings, Inc.




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GB Holdings, Inc. (the "Company") is committed to conducting its business in compliance with all the applicable laws and regulations of the countries in which it operates and in accordance with high standards of business conduct. The Company strives to maintain the highest standard of accuracy, completeness and disclosure in its financial dealings, records and reports. These standards serve as the basis for managing the Company's business, for meeting the Company's duties to its shareholders and for maintaining compliance with financial reporting requirements. The Company's principal executive officer and all of the Company's senior financial officers must agree to comply with the following principles and will promote and support this Code of Ethics, and comply with the following principles. For the purposes of this Code of Ethics, "senior financial officers" means the Company's principal financial officer and controller or principal accounting officer, or persons performing similar functions.

The Principal Executive Officer and each Senior Financial Officer of the Company will adhere to and advocate the following principals and responsibilities governing his or her professional and ethical conduct, each to the best of his or her knowledge and ability:

1. Act with honesty and integrity and in an ethical manner in handling actual or apparent conflicts of interest between personal and professional relationships.

2. Promptly disclose to the Company, through the Chief Financial Officer or Audit Committee, any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between personal and professional relationships.

3. Provide disclosure that is full, fair, accurate, timely and understandable in documents filed with the Securities and Exchange Commission ("SEC") and other public communications.

4. Comply with rules and regulations of federal, state, provincial and local governments and other appropriate and private and public regulatory agencies.

5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts.

6. Use good business judgment in the processing and recording of all financial transactions.

7. Respect the confidentiality of information acquired in the course of the Company's business, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of work for personal advantage.

8.       Promote ethical behavior among constituents in the work environment.

9. Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.

10. Comply with generally accepted accounting standards and practices, rules, regulations and controls.

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11.      Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

12. Maintain books and records that fairly and accurately reflect the Company's business transactions.

13. Sign only those documents that he or she believes to be accurate and truthful.

14. Devise, implement and maintain sufficient internal controls to assure that financial record keeping objectives are met.

15. Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

16. Not knowingly be a party to any illegal activity or engage in acts that are discreditable to my profession or the Company.

17. Not make, or tolerate to be made, false or artificial statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda, or communication of any type, including telephone or wire communications.

18. Report to the Company, through the Chief Financial Officer or Audit Committee, any situation where the Code of Ethics, the Company's standards or the laws are being violated.

19. Any waiver of this Code of Ethics for the Principal Executive Officer and Senior Financial Officers must be approved by the Company's Board of Directors and disclosed in an SEC Form 8-K within five days.

         The parties subject to this Code of Ethics will execute an acknowledgement, which is attached hereto as Exhibit A, to acknowledge that they agree to comply with these requirements.

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                                                                       EXHIBIT A

                                 ACKNOWLEDGEMENT

         I certify that I have read, am familiar with and understand the Code of Ethics (the "Code") of GB Holdings, Inc. (the "Company").

         I represent that I will comply with the Code as long as I am employed by the Company as the principal executive officer or a senior financial officer (as defined in the Code).

         I understand and agree that failure to comply with the Code will not be tolerated by the Company and that deviations therefrom or violations thereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.


                                     __________________________________
                                     Name:
                                     Title:
                                     Date:



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